Exhibit 99.1

Cubist Pharmaceuticals Names Robert J. Perez Chief Executive Officer

Michael W. Bonney to Become Non-Executive Chair of the Board of Directors

Kenneth M. Bate to Become Lead Independent Director

Lexington, Mass., October 20, 2014 — Cubist Pharmaceuticals, Inc. (NASDAQ: CBST) today announced that its Board of Directors has selected Robert J. Perez as the Company’s Chief Executive Officer, effective January 1, 2015. Perez, who currently serves as Cubist’s President and Chief Operating Officer, will succeed Michael W. Bonney who is retiring from his current role as CEO on December 31, 2014, and will become non-executive Chair of Cubist’s Board of Directors. Current Board Chair, Kenneth M. Bate, will become Lead Independent Director.

Mr. Perez has served in various senior positions at Cubist for 11 years.  He was appointed COO in 2007, President in 2012 and has been a member of the Board since April 2014.

“Under Mike Bonney’s leadership, Cubist made the extraordinarily rare transition from struggling startup to global biotechnology leader with outstanding future growth potential,” said Kenneth M. Bate, Chair of the Board of Directors at Cubist.  “While delivering impressive results for shareholders and important therapies to patients, Mike has also helped create a dynamic company culture and a talented, diverse leadership team. We are very pleased that he will continue to serve on the Board, now as Chair. On behalf of the Board and everyone at Cubist, I thank Mike for his exceptional stewardship of Cubist over the past twelve years.”

Mr. Bate continued, “We are delighted that Rob Perez will be Cubist’s next CEO.  As a board, we have considered succession planning to be a priority over many years, and have, accordingly, focused on building significant depth in our leadership team at Cubist. Over the past decade, Rob has assumed roles of increasing seniority and has consistently demonstrated that he is ideally suited to lead Cubist during its next stage of growth.  He is an executive with a proven track record of execution, strong operational know-how, and a unique understanding of the evolving global healthcare landscape that will prove critical as Cubist continues its global growth.”

“I am honored by this appointment and the confidence Mike and the Board are placing in me,” said Mr. Perez.  “We have many important opportunities to build on our strong momentum as we execute on our Building Blocks of Growth, and I am confident that we will drive excellence in the research, development and commercialization of life-saving therapies that will benefit physicians and patients around the world.  As we continue to grow and scale the business, including through the expected launches of important new products in the U.S. and across major global markets, we will remain relentlessly focused on driving long-term value for all of our shareholders.”

“It has truly been a remarkable experience leading Cubist,” said Mr. Bonney.  “I have had the privilege of working with some of the brightest and most creative employees in the industry, whose focus and dedication to Cubist is only surpassed by their commitment to delivering life-saving antibiotics to patients around the world.  I am extremely proud of all that we have accomplished together.  I know Rob very well from our many years working closely together, and I am fully confident that he has the

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leadership skills, passion, and strategic insights into the business to further grow Cubist in the years ahead.  I cannot wait to see what Cubist will accomplish in the future.”

Prior to joining Cubist, Mr. Perez served as Vice President of Biogen, Inc.’s CNS Business Unit where he was responsible for leading the U.S. neurology franchise.  From 1995 to 2001 he served as a Regional Director, Director of Sales, and Avonex® Commercial Executive at Biogen.  From 1987 to 1995, Mr. Perez held various sales and marketing positions at Zeneca Pharmaceuticals.  Mr. Perez is a Director at AMAG Pharmaceuticals, Inc. and from 2006 - 2009 served as a Director at EPIX Pharmaceuticals, Inc.  He is also a Trustee of the Dana-Farber Cancer Institute and a Director of the California Healthcare Institute, the Biomedical Science Careers Program, and a member of the Board of Advisors of Citizen Schools of Massachusetts.

About Cubist

Cubist Pharmaceuticals, Inc. is a global biopharmaceutical company focused on the research, development, and commercialization of pharmaceutical products that address significant unmet medical needs in the acute care environment. Cubist is headquartered in Lexington, Massachusetts, with a central international office located in Zurich, Switzerland. Additional information can be found at Cubist’s web site at www.cubist.com.  Also, connect with Cubist on Twitter @cubistbiopharma and @cubistcareers, LinkedIn, or YouTube.

Forward Looking Statements

This press release contains forward-looking statements. Any statements contained herein which do not describe historical facts, including but not limited to, statements regarding: the expected retirement of our current CEO and the expected appointment of our new CEO, our new Chair of the Board and our new Lead Independent Director; our expected launches of important new products in the U.S. and across major global markets; and our intent to drive long-term value for our shareholders and grow Cubist; are forward-looking statements which involve risks and uncertainties that could cause actual results to differ materially from those discussed in such forward-looking statements. Such risks and uncertainties include, among others: the risk that the planned leadership transition does not occur in the manner or on the time frame that we currently expect; the risk that the FDA and EC may not approve on a timely basis or at all our planned new products; risks related to our ability to achieve our financial and business objectives, including as a result of our ability to continue to grow revenues from the sale of our commercial products, generic and other competition, manufacturing issues, our ability to successfully develop, gain marketing approval for and launch our product candidates as currently planned, and our ability to discover, in-license or acquire new products and product candidates; our ability to successfully commercialize our products; competitive risks from current and future therapeutic alternatives to our products; our ability to obtain, maintain and enforce intellectual property for our products and product candidates; technical difficulties, excessive costs or other issues relating to the manufacture or supply of our products and product candidates, including our ability to work with our third party contract manufacturers that manufacture and supply our product and product candidates; and those additional factors discussed in our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission. We caution investors not to place considerable reliance on the forward-looking statements contained in this press release. These forward-looking statements speak only as of the date of this document, and we undertake no obligation to update or revise any of these statements.

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Cubist Pharmaceuticals, Inc.

MEDIA:

Julie DiCarlo, (781) 860-8063

Senior Director, Corporate Communications

julie.dicarlo@cubist.com

INVESTORS:

Cubist Pharmaceuticals, Inc.

Eileen C. McIntyre, (781) 860-8533

Vice President, Investor Relations

eileen.mcintyre@cubist.com